Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

RGA ANNOUNCES RETIREMENT OF BOARD CHAIR J. CLIFF EASON AND APPOINTS NEW CHAIR TO RGA BOARD OF DIRECTORS

ST. LOUIS, September 14, 2022 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, today announced the upcoming retirement of Board Chair J. Cliff Eason. Mr. Eason will retire from his position on December 31, 2022, and current Board Member Stephen T. O’Hearn will assume the role of Chair on January 1, 2023.

“On behalf of the entire organization, I want to thank Cliff for the remarkable leadership, outstanding stewardship, and unwavering encouragement he has provided during his nearly 30 years of service on the RGA Board” said Anna Manning, President and Chief Executive Officer, RGA. “Cliff is a leader of the highest integrity and we wish him the very best in his upcoming retirement.”

Mr. Eason joined the Board at RGA’s initial public offering in May 1993 and became Chair in 2008. He retired as President and Chief Executive Officer of Southwestern Bell Telephone in January, 2001 following a long career in the telecommunications industry.

“We are incredibly grateful for Cliff’s years of leadership on the RGA Board. His wisdom and experience have been invaluable to the company and we will all continue to be inspired by his legacy,” said Stephen O’Hearn, Chair-Elect of the Board of Directors, RGA. “I am honored to take on the role of Board Chair and look forward with confidence to the future of the organization.”

Mr. O’Hearn spent much of his career with PricewaterhouseCoopers (PwC) and was with the firm for 38 years. Most recently, he served as the Global Leader of PwC’s Insurance Practice, during which time he also served on PwC’s extended global leadership team.

“Steve’s financial services and insurance expertise, coupled with his global work experience, have brought tremendous value to our Board since he joined in 2020”, said Manning. “As we look to the future, I am excited to continue working with Steve to build on RGA’s long track record of success.”

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is one of the world’s largest and most respected reinsurers and is guided by a fundamental purpose: to make financial protection accessible to all. RGA is widely recognized for superior risk management and underwriting expertise, innovative product design, and dedicated client focus. RGA serves clients and partners in key markets around the world and has approximately $3.4 trillion of life reinsurance in force and assets of $84.6 billion as of June 30, 2022. To learn more about RGA and its businesses, visit www.rgare.com. Follow RGA on LinkedIn, Twitter, and Facebook.

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FOR MORE INFORMATION: Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com